Exhibit 99.3

5 Riverwalk Citywest Business Campus Dublin 24 Ireland shire.com

Deutsche Bank AG, London Branch
Winchester House

1 Great Winchester Street

London, EC2N 2DB

For the attention of: Vikki Adams

8 November 2016

CONSENT REQUEST

Shire PLC- US$5,600,000,000 Term Facilities Agreement dated 2 November 2015

1.	Introduction

1.1	We refer to the US$5,600,000,000 term facilities agreement dated 2 November 2015 between, among others, Shire plc (the “Company”) as an Original Borrower and an Original Guarantor and Deutsche Bank AG, London Branch as Agent (the “Facilities Agreement”).

1.2	Save as otherwise defined in this letter, terms and expressions defined in the Facilities Agreement shall have the same meanings when used in this letter and references to Clauses in this letter are references to the relevant clauses of the Facilities Agreement.

1.3	We are writing to you in your capacity as Agent pursuant to and in accordance with Clause 38.1 (Required consents) to request that the Majority Lenders consent to the amendments described in paragraph 2 of this letter, such amendments to become effective immediately upon the Agent delivering to the Company a signed notice in the form set out in Appendix 1 (Form of Request Approval Notice) (a “Request Approval Notice”) and the Obligors accepting such Request Approval Notice by signing, dating, and returning a copy thereof to the Agent.

2.	Requests

We hereby request that:

(A)	Schedule 9 of the Facilities Agreement be amended to reflect the changes shown in the redline set out in Appendix 2 (Schedule 9 Existing Security); and

(B)	Schedule 11 of the Facilities Agreement be amended to reflect the changes shown in the redline set out in Appendix 3 (Schedule 11 Existing Financial Indebtedness),

(together the “Requested Amendments”).

Shire plc
Incorporated and registered in Jersey No. 99854
Registered Office: 22 Grenville Street, St Helier, Jersey JE4 8PX
Correspondence Address: 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland

3.	Timing of consents

3.1	A response is requested by 5:00 pm on 16 November 2016 (the “Request Deadline”).

If, by the Request Deadline, Majority Lenders have provided their consent to the Requested Amendments the Agent shall deliver to the Company a Request Approval Notice.

3.2	If, by the Request Deadline, the Agent has not delivered to the Company a Request Approval Notice, the Company reserves the right to extend the Request Deadline or, after the expiry of the Request Deadline (whether or not extended), to re-open this consent request (and, if necessary or desirable, amend the content of this consent request) and set a new deadline.

4.	Miscellaneous

By providing a Request Approval Notice, you agree in your capacity as Agent that this letter is a Finance Document for the purposes of the Facilities Agreement.

5.	Governing Law and Enforcement

The provisions of Clause 42 (Governing law) and Clause 43 (Enforcement) are incorporated into this letter as though they were set out in full, except that references to the Facilities Agreement are to be construed as references to this letter.

Yours faithfully

/s/ Jeffrey Poulton

………………………………
for and on behalf of
Shire plc